Ex-99.d.2

AMENDMENT NO. 2 TO

EXHIBIT A

OF THE INVESTMENT MANAGEMENT AGREEEMENT

     THIS EXHIBIT to the Investment Management Agreement dated April 1, 1999 (the Agreement”) between VOYAGEUR MUTUAL FUNDS III and DELAWARE MANAGEMENT COMPANY, a series of Delaware Management Business Trust, amended as of the 31st day of August, 2006 to add Delaware Large Cap Core Fund, lists the Funds for which the Investment Manager provides investment management services pursuant to the Agreement, along with the management fee rate schedule for each Fund and the date on which the Agreement became effective for each Fund.

Management Fee Schedule
(as a percentage of
average daily net assets)
Fund Name	Effective Date	Annual Rate
Delaware Large Cap Core Fund	August 31, 2006	0.65% on first $500 million
0.60% on next $500 million
0.55% on next $1,500 million
0.50% on assets in excess of
$2,500 million

Delaware Select Growth Fund	April 1, 1999	0.75% on first $500 million
0.70% on next $500 million
0.65% on next $1,500 million
0.60% on assets in excess of
$2,500 million

DELAWARE MANAGEMENT COMPANY,		VOYAGEUR MUTUAL FUNDS III
a series of Delaware Management Business Trust

By:	/s/ Patrick P. Coyne	By:	/s/ Patrick P. Coyne
Name:	Patrick P. Coyne	Name:	Patrick P. Coyne
Title:	President	Title:	President
Chief Executive Officer

Attest:	/s/ David F. Connor	Attest:	/s/ David F. Connor
Name:	David F. Connor	Name:	David F. Connor
Title:	Vice President/Deputy General Counsel/Secretary	Title:	Vice President/Deputy General Counsel/Secretary